EXHIBIT 3(i)


                           MATERIAL TECHNOLOGIES, INC.
                            (A Delaware corporation)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                          ----------------------------


     Material  Technologies,  Inc., (the "Corporation"), a Delaware corporation,

     DOES  HEREBY  CERTIFY:

FIRST: That the Corporation's Board of Directors adopted by unanimous written consent, a corporate resolution proposing the following amendment to the Corporation's Certificate of Incorporation and declaring these amendments to be advisable:

NOW,  THEREFORE,  BE  IT  RESOLVED,  that  Article  4(a)  of  this Corporation's
Certificate of Incorporation shall be amended in it's entirety to read as follows:

     (a). Two hundred million (200,000,000) shares of stock designated as "Common Stock", par value $.001 per share, of which 300,000 thousand (300,000) shares of stock shall be designated as "Class B Common Stock", par value $.001 per share. The holders of Common Stock shall be entitled to receive such dividends out of the funds or assets of the Corporation legally available therefore as, from time to time, the Board of Directors may declare. The holders of Class B Common Stock shall not be entitled to receive dividends. The holders of Common Stock and the holders of Class B Common Stock shall vote as a single class on all matters submitted to a vote of stockholders, with each share of Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to one thousand (1,000) votes. In all other respects, the Common Stock and the Class B Common Stock shall be identical.

RESOLVED FURTHER, that the Directors of the Corporation are authorized and directed to take any and all actions necessary and in accord with applicable law to implement the resolutions relating to amending the Certificate of Incorporation as set out above and delegate reasonable authority to the Corporation's officers to implement those actions including, but not limited to, the filing of any certificates or other instruments.

SECOND: That, in accordance with Section 228 of the General Corporation Law of Delaware and in lieu of a meeting and vote of stockholders, the stockholders holding a majority of the votes of this corporation have given their written consents to this amendment.

THIRD:     That  this  amendment  was  duly  adopted  in  accordance  with  the applicable provisions of Sections 242 and 228 of the General Corporation Law of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Robert M. Bernstein, its Chief Executive Officer and President, and attested by Amy Grantowitz, its Assistant Corporate Secretary, on this 20th day of November, 2002.


                                   MATERIAL  TECHNOLOGIES,  INC.


                                   By: /s/   Robert  M.  Bernstein
                                       _____________________________
                                        Robert  M.  Bernstein,  Chief  Executive
                                        Officer  and  President

                                   ATTEST:


                                   By:  /s/   Amy  Grantowitz
                                         _____________________________
                                         Amy  Grantowitz,  Assistant  Secretary